Exhibit 99.1(c)

ALKAMI TECHNOLOGY, INC.

INCENTIVE STOCK OPTION AGREEMENT

(Permitting Exercise Only as Shares Vest)

2011 LONG-TERM INCENTIVE PLAN

1.    Grant of Option. Pursuant to the Alkami Technology, Inc. 2011 Long-Term Incentive Plan (the “Plan”) for employees, consultants, advisors and directors of Alkami Technology, Inc., a Delaware corporation (the “Company”), the Company grants to ###PARTICIPANT_NAME###

(the “Optionholder”),

an option (the “Option” or “Stock Option”) to purchase ###TOTAL_AWARDS### full shares (the “Optioned Shares”) of Common Stock at a price per share (the “Option Price”) equal to ###GRANT_PRICE### per share, which number of Optioned Shares and Option Price are subject to adjustment as provided herein and under the Plan. The Date of Grant of this Stock Option is ###GRANT_DATE###.

The “Option Period” shall commence on the Date of Grant and shall expire on the date immediately preceding the tenth (10th) anniversary of the Date of Grant. This Stock Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code. The Optionholder should consult with his or her own tax advisor regarding the tax effects of this Stock Option (and any requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements).

2.    Subject to Plan. Capitalized terms used in this Incentive Stock Option Agreement (this “Agreement”) that are defined in the Plan shall have the same meanings assigned to them in the Plan. The Stock Option and its exercise are subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. The Stock Option is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Optionholder in writing. In addition, if the Plan previously has not been approved by the Company’s stockholders, the Stock Option is granted subject to such stockholder approval.

3.    Vesting; Time of Exercise. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Optioned Shares shall vest, and the Stock Option shall be exercisable, as follows:

(i)    Twenty five percent (25%) of the total Optioned Shares shall vest on the first anniversary of ###ALTERNATIVE_VEST_BASE_DATE### (the “Vesting Commencement Date”); provided, the Optionholder continues to remain in Continuous Service on the first anniversary of the Vesting Commencement Date; and

(ii)    The remaining seventy five percent (75%) of the total Optioned Shares shall vest in thirty six (36) equal monthly installments following the first anniversary of the Vesting Commencement Date; provided, the Optionholder continues to remain in Continuous Service on the last day of each such monthly period.

4.    Term; Forfeiture.    Except as otherwise provided in this Agreement, to the extent the unexercised portion of the Stock Option relates to Optioned Shares which are not vested on the date of the Optionholder’s termination of Continuous Service, the Stock Option will be terminated on that date. The unexercised portion of the Stock Option that relates to Optioned Shares which are vested will terminate at the first of the following to occur:

(i)    5 p.m. on the date the Option Period terminates;

(ii)    5 p.m. on the date which is twelve (12) months following the date of the Optionholder’s termination of Continuous Service due to death or Disability;

(iii)    5 p.m. on the date of the Optionholder’s termination of Continuous Service by the Company for Cause;

(iv)    5 p.m. on the date which is three (3) months following the date of the Optionholder’s termination of Continuous Service for any reason not otherwise specified in this Section 4; or

(v)    5 p.m. on the date the Company causes any portion of the Option to be forfeited pursuant to Section 7 hereof.

5.    Who May Exercise. Subject to the terms and conditions set forth in Sections 3 and 4 above, during the lifetime of the Optionholder, the Stock Option may be exercised only by the Optionholder, or by the Optionholder’s guardian or personal or legal representative. If the Optionholder’s termination of Continuous Service is due to his or her death prior to the date specified in Section 4(i) hereof, or Optionholder dies prior to the termination dates specified in Sections 4(i), (ii), (iii), (iv) or (v) hereof, and the Optionholder has not exercised the Stock Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death, the following persons may exercise the exercisable portion of the Stock Option on behalf of the Optionholder at any time prior to the earliest of the dates specified in Section 4 hereof: the personal representative of his or her estate, or the person who acquired the right to exercise the Stock Option by bequest or inheritance or by reason of the death of the Optionholder; provided that the Stock Option shall remain subject to the other terms of this Agreement, the Plan, and applicable laws, rules, and regulations.

6.    No Fractional Shares. The Stock Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

7.    Manner of Exercise. Subject to such administrative regulations as the Committee or the Board may from time to time adopt, the Stock Option may be exercised by the delivery of written notice to the Committee or the Board, as applicable, or an officer of the Company designated by the Committee or the Board, setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised, the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Optionholder shall deliver to the Company consideration with a value equal to the total Option Price of the Optioned Shares to be purchased, payable as follows: (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock (excluding Restricted Stock) owned by the Optionholder on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the

Optionholder has not acquired from the Company within six (6) months prior to the Exercise Date, (c) if the Optioned Shares are Publicly Traded, by delivery (including by facsimile transmission) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Optionholder to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Committee or the Board, in its sole discretion.

Upon payment of all amounts due from the Optionholder, the Company shall cause certificates for the Optioned Shares then being purchased to be delivered to the Optionholder (or the person exercising the Optionholder’s Stock Option in the event of his or her death) at its principal business office within ten (10) business days after the Exercise Date. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Optioned Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee or the Board.

If the Optionholder fails to pay for any of the Optioned Shares specified in such notice or fails to accept delivery thereof, then the Stock Option, and the right to purchase such Optioned Shares, may be forfeited by the Company.

8.    Nonassignability. The Stock Option is not assignable or transferable by the Optionholder except by will or by the laws of descent and distribution.

9.    Rights as Stockholder; Right of First Refusal.

a.    The Optionholder will have no rights as a stockholder with respect to any shares covered by the Stock Option until the issuance of a certificate or certificates to the Optionholder for the Optioned Shares. The Optioned Shares shall be subject to the terms and conditions of this Section 9.

b.        Except as provided in Section 9.h below, in the event the Optionholder, the Optionholder’s legal representative, or other holder of shares of the Optioned Shares (the “Transferor”) acquired upon exercise of the Stock Option proposes to sell, exchange, transfer, pledge, or otherwise dispose of any the Optioned Shares (the “Transfer Shares”) to any person or entity, the Company shall have the right to repurchase the Transfer Shares under the terms and subject to the conditions set forth in this Section 9 (the “Right of First Refusal”).

c.     Prior to any proposed transfer of the Transfer Shares, the Transferor shall deliver written notice (the “Transfer Notice”) to the Company describing fully the proposed transfer, including the number of Transfer Shares, the name and address of the proposed transferee (the “Proposed Transferee”) and, if the transfer is voluntary, the proposed transfer price, and containing such information necessary to show the bona fide nature of the proposed transfer. In the event of a bona fide gift or involuntary transfer, the proposed transfer price shall be deemed to be the fair market value of the Transfer Shares, as determined by the Board in good faith. If the Transferor proposes to transfer any Transfer Shares to more than one Proposed

Transferee, the Transferor shall provide a separate Transfer Notice for the proposed transfer to each Proposed Transferee. The Transfer Notice shall be signed by both the Transferor and the Proposed Transferee and must constitute a binding commitment of the Transferor and the Proposed Transferee for the transfer of the Transfer Shares to the Proposed Transferee subject only to the Right of First Refusal.

d.     If the Company determines that the information provided by the Transferor in the Transfer Notice is insufficient to establish the bona fide nature of a proposed voluntary transfer, the Company shall give the Transferor written notice of the Transferor’s failure to comply with the procedure described in this Section 9, and the Transferor shall have no right to transfer the Transfer Shares without first complying with the procedure described in this Section 9. The Transferor shall not be permitted to transfer the Transfer Shares if the proposed transfer is not bona fide.

e.     If the Company determines the proposed transfer to be bona fide, the Company shall have the right to purchase all or a portion of the Transfer Shares at the purchase price and on the terms set forth in the Transfer Notice by delivery to the Transferor of a notice of exercise of the Right of First Refusal within thirty (30) days after the date the Transfer Notice is delivered to the Company. The Company’s exercise or failure to exercise the Right of First Refusal with respect to any proposed transfer described in a Transfer Notice shall not affect the Company’s right to exercise the Right of First Refusal with respect to any proposed transfer described in any other Transfer Notice, whether or not such other Transfer Notice is issued by the Transferor or issued by a person other than the Transferor with respect to a proposed transfer to the same Proposed Transferee. If the Company exercises the Right of First Refusal, the Company and the Transferor shall thereupon consummate the sale of the Transfer Shares to the Company on the terms set forth in the Transfer Notice within sixty (60) days after the date the Transfer Notice is delivered to the Company (unless a longer period is offered by the Proposed Transferee); provided, however, that in the event the Transfer Notice provides for the payment for the Transfer Shares other than in cash, the Company shall have the option of paying for the Transfer Shares by the present value cash equivalent of the consideration described in the Transfer Notice as reasonably determined by the Company. For purposes of the foregoing, cancellation of any indebtedness of the Transferor to any Participating Company shall be treated as payment to the Transferor in cash to the extent of the unpaid principal and any accrued interest canceled.

f.     If the Company fails to exercise the Right of First Refusal in full (or to such lesser extent as the Company and the Transferor otherwise agree) within the period specified in Section 9.e above, the Transferor may conclude a transfer to the Proposed Transferee of the Transfer Shares on the terms and conditions described in the Transfer Notice, provided, such transfer occurs not later than ninety (90) days following delivery to the Company of the Transfer Notice. The Company shall have the right to demand further assurances from the Transferor and the Proposed Transferee (in a form satisfactory to the Company) that the transfer of the Transfer Shares was actually carried out on the terms and conditions described in the Transfer Notice. No Transfer Shares shall be transferred on the books of the Company until the Company has received such assurances, if so demanded, and has approved the proposed transfer as bona fide. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Transferor, shall again be subject to the Right of First Refusal and shall require compliance by the Transferor with the procedure described in this Section 9.

g.     All transferees of the Transfer Shares or any interest therein, other than the Company, shall be required as a condition of such transfer to agree in writing (in a form satisfactory to the Company) that such transferee shall receive and hold such Transfer Shares or interest therein subject to all of the terms and conditions of this Section 9 providing for the Right of First Refusal with respect to any subsequent transfer. Any sale or transfer of any shares acquired upon exercise of the Stock Option shall be void unless the provisions of this Section 9 are met.

h.     The Right of First Refusal shall not apply to any transfer or exchange of the shares acquired upon exercise of the Stock Option if such transfer or exchange is in connection with a Change in Control.

i.     The Company shall have the right to assign the Right of First Refusal at any time, whether or not there has been an attempted transfer, to one or more persons as may be selected by the Company.

j.    The other provisions of this Section 9 notwithstanding, the Right of First Refusal shall terminate and be of no further force and effect upon (a) the occurrence of a Change in Control or (b) the existence of a public market for the class of shares subject to the Right of First Refusal. A “public market” shall be deemed to exist if (i) such stock is listed on a national securities exchange (as that term is used in the Exchange Act) or (ii) such stock is traded on the over-the-counter market and prices therefor are published daily on business days in a recognized financial journal.

k.     The Optionholder, by his or her execution of this Agreement, agrees to execute any documents requested by the Company in connection with the issuance of a certificate or certificates for the Optioned Shares. Except as otherwise provided in Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

10.    Adjustment of Number of Optioned Shares and Related Matters. The number of shares of Common Stock covered by the Stock Option, and the Option Price thereof, shall be subject to adjustment in accordance with Section 9 of the Plan.

11.    Incentive Stock Option. This Stock Option shall be treated as an Incentive Stock Option.

12.    Voting. The Optionholder, as record holder of some or all of the Optioned Shares following exercise of this Stock Option, has the exclusive right to vote, or consent with respect to, such Optioned Shares until such time as the Optioned Shares are transferred in accordance with this Agreement; provided, however, that this Section shall not create any voting right where the holders of such Optioned Shares otherwise have no such right.

13.     Lock-Up. If requested by the Company and an underwriter of the public offering of Common Stock (or other securities) of the Company, Optionholder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by him or her (other than those included in the registration) during the one hundred and eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto); provided, that all officers and directors of the Company and all holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 13 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the legend set forth in Section 18 hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred and eighty (180) day (or other) period. Optionholder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 13.

14.    Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in any Optioned Shares is subject to, the terms of this Agreement. Nothing in this Agreement shall create a community property interest where none otherwise exists.

15.    Specific Performance. The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

16.    Optionholder’s Representations. Notwithstanding any of the provisions hereof, the Optionholder hereby agrees that the Optionholder will not exercise the Stock Option granted hereby, and that the Company will not be obligated to issue any shares to the Optionholder hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Optionholder or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding, and conclusive. The obligations of the Company and the rights of the Optionholder are subject to all applicable laws, rules, and regulations.

17.    Investment Representation. Unless the Common Stock is issued to the Optionholder in a transaction registered under applicable federal and state securities laws, by the Optionholder’s execution hereof, the Optionholder represents and warrants to the Company that all Common Stock which may be purchased hereunder will be acquired by the Optionholder for investment purposes for the Optionholder’s own account and not with any intent for resale or distribution in violation of federal or state securities laws. Unless the Common Stock is issued to the Optionholder in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Optionholder obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.

18.    Legend. The following legend shall be placed on all certificates representing Optioned Shares:

“The shares evidenced by this certificate are subject to a Stock Option Agreement containing certain rights and limitations on transfer, including a right of first refusal in favor of the Corporation, or its assignee(s) and a restriction on transfer during a lock-up period in the event of a public offering of the Corporation’s securities. A copy of that agreement is on file at the principal place of business or the registered office of the Corporation, and a copy may be obtained without charge upon written request to the Corporation at its principal place of business or its registered office.”

All Optioned Shares and shares into which Optioned Shares may be converted owned by the Optionholder shall be subject to the terms of this Agreement and shall be represented by a certificate or certificates bearing the foregoing legend.

19.    Optionholder’s Acknowledgments. The Optionholder acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions thereof. The Optionholder hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

20.    Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

21.    No Right to Continue Employment. Nothing herein shall be construed to confer upon the Optionholder the right to continue in the employ of the Company or any Subsidiary, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Optionholder as an Employee at any time.

22.    Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

23.    Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Optionholder against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

24.    Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

25.    Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

26.    Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without Optionholder’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.

27.    Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

28.    Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

29.    Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Optionholder, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.    Notice to the Company shall be addressed and delivered as follows:

Alkami Technology, Inc.

5601 Granite Parkway, Suite 120

Plano, Texas 75024

Attention: Chief Executive Officer

b.    Notice to the Optionholder shall be addressed and delivered as set forth on the signature page.

30.    Tax Requirements. The Optionholder is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement, including, without limitation, any possible tax consequences of this Agreement in connection with Section 409A of the Code. The Company or, if applicable, any Subsidiary (for purposes of this Section 30, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts hereunder paid in cash or other form, any federal, state, local, or other taxes required by law to be withheld in connection with this Award. The Company may, in its sole discretion, also require the Optionholder receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Optionholder’s income arising with respect to this Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Optionholder to the Company of shares of Common Stock other than (A) Restricted Stock, or (B) Common Stock that the Optionholder has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option other than shares that will constitute Restricted Stock, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Optionholder.

31.    Fair Market Value Limitation. To the extent that this Stock Option (together with all Stock Options granted to the Optionholder under all stock option plans of the Company, including the Plan) becomes exercisable for the first time during any calendar year for shares having a Fair Market Value greater than $100,000, the portion of such options that exceeds such amount will be treated as Nonqualified Stock Options. For purposes of this Section 31, Stock Options designated as Incentive Stock Options are taken into account in the order in which they were granted, and the Fair Market Value of Common Stock is determined as of the time the Stock Option with respect to such Common Stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 31, such different limitation will be deemed incorporated herein effective as of the date required or permitted by such amendment to the Code. If the Stock Option is treated as an Incentive Stock Option in part and as a Nonqualified Stock Option in part by reason of the limitation set forth in this Section, the Optionholder may designate which portion of such Stock Option the Optionholder is exercising. In the absence of such designation, the Optionholder will be deemed to have exercised the Incentive Stock Option portion of the Stock Option first. Separate certificates representing each such portion will be issued upon the exercise of the Stock Option.

32.    Notice of Sales Upon Disqualifying Disposition. The Optionholder must promptly notify the President of the Company in writing if the Optionholder transfers any of the shares acquired pursuant to this Stock Option within one (1) year after the date that the Optionholder exercises all or part of this Stock Option or within two (2) years after the Date of Grant. At any time during the one-year or two-year periods set forth above, the Company may place a legend on any certificate representing shares acquired pursuant to this Stock Option requesting the transfer agent for the Company’s stock to notify the Company of any such transfers. The obligation of the Optionholder to notify the Company of any such Transfer will continue notwithstanding that a legend has been placed on the certificate pursuant to the preceding sentence to the Optionholder.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionholder, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the date set forth below.

COMPANY:

ALKAMI TECHNOLOGY, INC.,
a Delaware corporation

By:
Mike Hansen,
President and Chief Executive Officer

Date:

OPTIONHOLDER:

###PARTICIPANT_NAME###

Address:

Date: